Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CallWave, Inc. 1999 Stock Option Plan, 2000 Stock Incentive Plan, 2004 Stock Option Plan and 2004 Employee Stock Purchase Plan of our report dated August 23, 2004, except as to Note 10, as to which the date is September 20, 2004, with respect to the consolidated financial statements and schedule of CallWave, Inc. included in its Amendment No. 5 to Registration Statement on Form S-1 (File No 333-115438) filed with the Securities and Exchange Commission on September 27, 2004.

/S/ ERNST & YOUNG LLP

Los Angeles, California

October 1, 2004